OPTION TO PURCHASE

From: Vendor 1: Prime Structures Engineering Pte Ltd UEN No.: 199501992E

To: Purchaser 1: Heng Huat 72 Construction Pte. Ltd. (and/or nominee) UEN No.:200816107N

Purchaser 2: ______ ID/UEN No.:______

RE: Property known as: 180 Tagore Lane, Singapore 787580 (the "**Property**").

IN CONSIDERATION of the sum of S$ **230,483.31** via cheque no. 000123 (the "**Option Money**") received by Prime Structures Engineering Pte Ltd (the "**Vendor**") from the Purchaser, the Vendor hereby grants the Purchaser this Option to Purchase for the Property upon the terms set out below (the "**Option**"). This Option shall expire at 4.00 pm on the 26 day of July year 2022 (the "**Expiry Date**"). If the Expiry Date falls on a Saturday, Sunday or public holiday, the Expiry Date shall fall on the next working day. To exercise the Option, the Purchaser shall sign at the "ACCEPTANCE COPY" of this Option and deliver the same to the Vendor's solicitors together with a cheque for the sum of S$ **180,545.26** which is equivalent to **5%** of the purchase price less the Option Money (the "**Deposit**") plus GST.

The said Deposit shall be paid to (tick the applicable box):

☐ The "Singapore Academy of Law" by *cheque/cashier's order/telegraphic transfer to [*Singapore Academy of Law's designated account*] excluding bank charges and deductions. The Singapore Academy of Law shall hold the said payment as stakeholder pending completion in accordance with the Singapore Academy of Law (Conveyancing Money) Rules 2011 and instructions referred to therein.

☑ Name of law firm ComLaw LLC – **CVY** by *cheque/cashier's order/telegraphic transfer excluding bank charges and deductions, to be held by the Vendors' solicitors as stakeholders pending completion.

☐ ______ *[insert names(s) of any and/or all the Vendor]* and the Vendor's solicitors are authorised to release the said payment to the Vendor forthwith upon the Purchaser's exercise of this Option.

The Vendor's solicitor is **Mr/Mrs/Ms/Dr ______ of ______ [Law Firm Name]

If the Purchaser does not exercise this Option in the manner specified herein before the Expiry Date, this Option shall be null and void and the Option Money shall be forfeited to the benefit of the Vendor. This Option and the Acceptance Copy signed by the Purchaser shall constitute a binding contract of the sale and purchase of the Property and the Option Money shall form part of the purchase price of the Property.

TERMS AND CONDITIONS

1. The sale price of the Property is Singapore Dollars **Seven Million Six Hundred Eighty-Two Thousand Seven Hundred and Seventy-Seven (S$7,682,777)** plus GST.
2. The sale and purchase of the Property is subject to "The Singapore Law Society's Conditions of Sale 2020" (the "**Conditions**") in so far as the Conditions and the terms and conditions of this Option are not contrary to or in conflict with the following:
   (a) Conveyancing & Law of Property (Conveyancing) Rules 2011 as promulgated under the Conveyancing & Law of Property Act (Cap. 61) ("**Conveyancing Rules**"); and
   (b) Singapore Academy of Law (Conveyancing Money) Rules 2011 as promulgated under the Singapore Academy of Law Act (Cap. 294A) ("**SAL (Conveyancing Money) Rules**") (if applicable).
   Where the terms and conditions of this Option are in conflict with the Conditions, the former shall prevail. Where the terms and conditions of this Option are in conflict with the Conveyancing Rules and/or the SAL (Conveyancing Money) Rules, the Conveyancing Rules and the SAL (Conveyancing Money) Rules shall prevail.
3. For the avoidance of doubt, clause(s) ______ (leave blank if not applicable) of the Conditions are excluded and shall not apply to the sale and purchase of the Property.
4. The Property is sold with (tick one): ☑ vacant possession ☐ subject to existing tenancy (a copy of the tenancy agreement is attached and the Vendor shall effect or cause to be effected the transfer or novation of the Vendor's rights and obligations under the tenancy agreement to the Purchaser).
5. The sale and purchase of the Property (tick one): ☐ includes the furniture and/or fittings as stated in the inventory list attached hereto ☑ not applicable.
6. The Property is sold on an "as is where is" basis, and subject to any restrictive covenants and easements which the Purchaser shall be deemed to have full notice thereof. The Purchaser is also deemed to have full notice of the actual state and condition of the Property as regards to access, repair, air, drainage, light and all other respects, and the Purchaser is deemed to have inspected the Property thoroughly.
7. The sale and purchase of the Property shall be completed at the Vendor's solicitors' office on 12th November 2022 or on such date as may be agreed by the Vendor and the Purchaser.
8. The sale and purchase of the Property shall be subjected to the Purchaser's solicitors receiving satisfactory replies to their legal requisitions and applications for Interpretation Plans to the various Government Departments and Land Transport Authority insofar as such replies/Interpretation Plans relate to the Property. If any of such replies and/or Interpretation Plans are found to be unsatisfactory, then this Option may be rescinded at the Purchaser's option and the Vendor shall forthwith refund to the Purchaser all monies paid by the Purchaser to the Vendor or the Vendor's solicitors, but without any interest, compensation or deductions whatsoever and each party shall pay its own costs and neither party shall have any claim or demand against the other for costs, damages, compensation or otherwise PROVIDED ALWAYS THAT:
   (a) the answers from the Property Tax Department, Environmental Health, Public Works and Sewerage Departments and Building Control Division shall not be deemed unsatisfactory unless the same disclose that the Property is affected by any notice or order which has not been complied with and which is incapable of being complied with by the Vendor before completion;
   (b) any road or drainage line or proposal which is to be implemented only if there is any redevelopment of the Property shall be deemed satisfactory.
9. The Vendor agrees to pay PropNex Realty Pte Ltd (the "**Agency**") a commission of S$ 76,827.77 plus GST totalling S$ 82,205.71 (the "**Commission**"), and the Vendor's solicitors are hereby irrevocably authorised to retain and deduct the Commission from the sale proceeds and to pay the same directly to the Agency forthwith on completion of the sale PROVIDED ALWAYS THAT if the Option Money or the Deposit

**Delete whichever is not applicable*

should be forfeited to the Vendor, then 1/2 of such forfeited sum thereon shall be paid to the Agency PROVIDED THAT such payment shall not exceed the commission payable to the Agency. All payments to the Agency hereunder are subjected to GST.

10. (a) If a fresh sale and purchase agreement is required to be executed between the Purchaser and the developer of the Property, the Vendor shall, on completion, deliver to the Purchaser:
    (i) a duly executed Deed of Assignment in favour of the Purchaser assigning all the Vendor's estate, right, title and interest under the original sale & purchase agreement for the Property executed between the Vendor and the developer;
    (ii) the developer's confirmation on the amount of the purchase price stated in the original sale and purchase agreement that has been paid by the Vendor and that no progress payment or interest is due and payable by the Vendor to the developer; and
    (iii) a Letter of Authority from the Vendor to the developer authorising the developer to credit all monies paid by the Vendor in respect of the Property, to the account of the Purchaser.
    (b) The Purchaser shall accept the terms and conditions for entering the said fresh sale and purchase agreement and bear the administrative and legal costs charged by the developer for the issuance of the said fresh sale and purchase agreement.
    (c) All notices or request for payment of progress installments under the said original sale and purchase agreement due for payment before the actual date of completion shall be complied with by the Vendor.
11. If payment is made by way of cheque and such cheque is not honoured on first presentment, the Vendor shall be entitled either to (a) treat the contract as having been repudiated and confiscate all monies paid to the Vendor by the Purchaser and to re-sell the Property without prejudice to the Vendor's other legal rights and remedies against the Purchaser or (b) affirm the contract and proceed in accordance with the terms and conditions herein.
12. If the Purchaser is not a Singapore citizen, the purchase of the Property shall, where applicable, be subject to the Purchaser obtaining written approval from the Controller of Residential Property (Land Dealings (Approval) Unit, SLA) to purchase the Property. If such approval is not obtained by the date fixed for completion, then this contract shall be null and void *ab initio* and have no further effect whatsoever, whereupon:
    (a) the Purchaser shall forthwith withdraw or cause to be withdrawn, all caveats and other instruments lodged by or on behalf of the Purchaser and/or his bank/financier against the Property at the Singapore Land Authority; and
    (b) upon (a) being fulfilled, the Vendor shall forthwith refund to the Purchaser all monies paid by the Purchaser to the Vendor or the Vendor's solicitors, but without any interest, compensation or deductions whatsoever and each party shall pay its own costs and neither party shall have any claim or demand against the other for costs, damages, compensation or otherwise.
13. Notwithstanding completion of sale and purchase of the Property, the terms and conditions herein shall remain in full force and effect as between the Vendor and the Purchaser in so far as the same are not fulfilled and shall not merge in the conveyance of the Property to the Purchaser on completion of the sale and purchase or upon registration of such conveyance.
14. The terms and conditions contained herein supersede any information given by the parties or the parties' agent(s) and this contract shall solely govern the rights of the parties save and except those mutually agreed in writing between the parties.
15. No representation, promise, inducement, or statement of intention has been made by the parties or any of the parties' agent(s) which is not embodied in this contract. Neither the parties nor their agent(s) shall be bound by or liable for any alleged representation, promise, inducement, or statement of intention not so set forth.
16. This contract shall be subject to the laws of the Republic of Singapore and the parties herein submit themselves to the jurisdiction of the Singapore Courts.

IN WITNESS WHEREOF the Vendor has hereto set ~~his/her/~~their hand(s) this 12 day of July year 2022.

PRIME STRUCTURES ENGINEERING PTE LTD

SIGNED by Vendor	)	SIGNED by Vendor	)
Name:	) Sonny Bensily	Name:	)
ID No.:	) S2511636D	ID No.:	)
	)		)
Witnessed by	)	Witnessed by	)
Name:	) Julia Bensily	Name:	)
CEA Reg. No.:	) R063584J	CEA Reg. No.:	)
Estate Agency:	) Propnex Realty Pte Ltd	Estate Agency:	)

ACCEPTANCE COPY (Sign ONLY upon exercising the Option)

I/We HENG HUAT 72 CONSTRUCTION PTE. LTD. as Purchaser(s) do hereby accept the abovementioned offer upon the terms abovementioned on 12 day of August year 2022.

HENG HUAT 72 CONSTRUCTION PTE. LTD. UEN 200816107N

SIGNED by Purchaser (1)	)	SIGNED by Purchaser (2)	)
Name: AS	) CHEN GUO [illegible]	Name:	)
ID No.: DIRECTOR	) S7263127[illegible]	ID No.:	)
			)
Witnessed by	)	Witnessed by	)
Name:		Name:	)
CEA Reg. No.:	) CHERISSE FOO LING ER	CEA Reg. No.:	)
Estate Agency:	) ADVOCATE & SOLICITOR SINGAPORE	Estate Agency:	)

**Delete whichever is not applicable*

12 July 2022

Your ref:

Our Ref: PRI.180 Tagore Lane Sale_OTP_Offer Terms

PRIME STRUCTURES

To: Heng Huat 72 Construction Pte Ltd

Dear Mr Chen Guoqiang,

Additional Terms To the Option To Purchase Dated 12 July 2022

In addition to the Option To Purchase (OTP) dated 12 July 2022 for the sale of 180 Tagore Lane, Singapore 787580, we write to confirm the following terms:

1. Heng Huat 72 Construction Pte Ltd can takeover Level 2 and Level 3 of our factory one (1) month after the exercise date of the OTP.
2. The handover date for the Factory-Converted-Dormitory on Level 4 shall be on 1 November 2022.
3. Level 1 will be handed over on completion day.

Yours sincerely

STRUCTURES ENGINEERING PTE LTD

Sonny Bensily
Director

Prime Structures Engineering Pte Ltd
430 Tagore Industrial Avenue, Singapore 787810 | Co. Reg. No: 199501992E
T: +65 6454 0822 | F: +65 6454 0877 | E: enquiry@primestructures.com.sg
www.primestructures.com.sg